Exhibit 99

News	PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com Contact: Jeremy Neuhart 412-434-3046 neuhart@ppg.com Investors: Vince Morales 412-434-3740 vmorales@ppg.com

PPG posts record fourth quarter, annual sales of $3.2 billion, $15.8 billion

Cash from operations grows nearly 40 percent, company ends year with $1 billion in cash

PITTSBURGH, Jan. 16, 2009 – PPG Industries (NYSE:PPG) today reported record sales for the fourth quarter of $3.2 billion, surpassing the prior year’s fourth quarter results by 3 percent. Fourth quarter net income was $71 million, or 43 cents per share. Fourth quarter 2007 sales were $3.1 billion and net income was $200 million, or $1.21 per share.

Fourth quarter 2008 net income includes aftertax earnings of $3 million, or 2 cents per share, to reflect the net decrease in the current value of the company’s obligation under its proposed asbestos settlement agreement reported in May 2002, which is pending court proceedings. Fourth quarter 2007 net income included an aftertax loss of $1 million, or 1 cent per share, for the proposed settlement.

“Without question, the fourth quarter was very challenging. Like many other companies, PPG experienced dramatic volume declines in several of the industrial end-use markets that we serve due to the rapid deterioration in the global economy,” said Charles E. Bunch, PPG chairman and chief executive officer. “Our Industrial Coatings and Glass segments were the most severely impacted and both reported operating losses in the quarter. However, the remaining segments, which represent about 70 percent of the company’s sales, delivered solid results. Throughout the quarter, we continued to implement a variety of initiatives to reduce costs in all of our businesses in response to worsening global economic conditions. These actions were taken in addition to the restructuring program we began last September.”

Bunch also commented on the company’s full year performance. “We delivered solid earnings despite rapidly rising energy and material costs and substantial demand declines, and our cash from operations was approximately $1.4 billion, which surpassed the prior year by nearly 40 percent. We ended the year with $1 billion of cash on hand, which is up from approximately $500 million at the end of 2007. This gives us tremendous financial flexibility, which is critical in today’s business climate. Our performance this past year under intensely difficult market conditions continues to demonstrate our strengthened business portfolio and the success of our strategic direction,” he said.

“Of equal importance, we have continued to transform the company, and I believe our accomplishments in this regard were greater this year than in any of the 30 years I have been with PPG,” Bunch continued. “Foremost among the actions we completed in 2008 was our acquisition of SigmaKalon. This acquisition has outperformed all of our expectations. It was the major factor that enabled us to grow our coatings sales by about 50 percent and to improve our year-over-year cash generation.”

Commenting on 2009, Bunch noted, “Overall, the progress we made in implementing our strategy this past year, including our stronger and more stable cash generation capabilities, should prove even more beneficial as we move into 2009. This has become even more important, as our early read on 2009 is that the first quarter and possibly the first half of the year is shaping up to be an even greater challenge than the fourth quarter 2008 due to further weakening demand. We continue to evaluate further cost actions that may result in additional restructuring and related cost savings during the year.”

Bunch concluded by saying that PPG is extremely proud of its heritage of rewarding shareholders, including increases in its annual dividend payments. PPG’s last dividend increase was announced Oct. 17, 2008. “Our portfolio transformation, our historically strong and growing cash flow and our longstanding, prudent fiscal discipline have positioned the company to continue rewarding shareholders into the future,” Bunch said.

Performance Coatings segment sales in the fourth quarter 2008 increased $85 million, or 8 percent, versus the prior year’s quarter. Sales grew as a result of acquisitions – most notably the SigmaKalon protective and marine coatings business – and higher pricing in all businesses. Volumes declined, particularly in the company’s architectural coatings – Americas and Asia and automotive refinish businesses, and weaker foreign currency also reduced sales. Segment earnings were flat, as lower volumes and inflation were offset by price gains, acquisitions and tighter cost control.

Industrial Coatings segment sales for the quarter decreased $166 million, or 18 percent, due primarily to lower volumes in the automotive OEM coatings and industrial coatings businesses, reflecting the severe declines in global demand. Weaker foreign currencies also detracted from sales. These decreases were only partially countered by the acquisition of SigmaKalon’s industrial coatings business and improved selling prices. Segment earnings decreased by $117 million due primarily to the negative effects of lower volumes. Inflation also impacted earnings and was only partially offset by higher selling prices and lower manufacturing and overhead costs. This segment is implementing the restructuring initiatives announced in September 2008 on an accelerated basis and has taken additional actions during the fourth quarter to reduce costs.

The Architectural Coatings EMEA (Europe, Middle East and Africa) segment represents the largest business from the SigmaKalon acquisition. Segment sales for the quarter were $414 million and segment earnings were break-even in what is traditionally the segment’s slowest quarter due to seasonal trends. Segment earnings included a combined $25 million of ongoing non-cash quarterly depreciation and acquisition-related intangible amortization.

Optical and Specialty Materials segment sales for the quarter decreased $4 million, or 2 percent. The optical products business experienced a mid-single digit percentage volume increase with growth in all regions. Silicas sales dropped as volumes declined by 20 percent due to reduced demand from automotive end-use markets. Segment earnings declined $13 million, or 28 percent, due to lower silicas volumes and higher selling and marketing expenses related to volume growth in optical products.

Commodity Chemicals segment sales for the quarter increased $31 million, or 8 percent, due primarily to increased selling prices partially offset by lower volumes. The decline in demand was due to lower U.S. industrial activity. Segment earnings increased $35 million as the pricing gains more than countered the impact of lower sales volumes.

Glass segment sales declined $276 million compared with the prior year due largely to the divestiture of a majority interest in the automotive glass and services business, which was completed in September 2008. Other factors contributing to the decline in sales were lower volumes reflecting reduced construction and general industrial demand and weaker currency, which were slightly offset by higher selling prices. Segment earnings decreased by $40 million on lower volumes, lower equity and other earnings and the absence of earnings from the divested automotive glass and services business.

Fourth quarter 2007 results for the divested automotive glass and services business were sales of $230 million and earnings of $5 million pretax, $3 million aftertax, or 2 cents per share.

For all of 2008, sales were $15.8 billion. Net income was $538 million, or $3.25 per share. Reported net income includes aftertax charges of $110 million, or 67 cents per share, for business restructuring; $89 million, or 54 cents per share, in non-recurring acquisition-related costs stemming from the company’s January 2008 acquisition of SigmaKalon; $11 million, or 7 cents per share, to reflect the catch-up of depreciation expense, which was suspended when the automotive glass and services business was previously classified as a discontinued operation; $12 million, or 7 cents per share, relating to the impact of benefit changes, including accelerated vesting, negotiated as part of the sale of the automotive glass and services business; and $2 million, or 1 cent per share, to reflect the net full year increase in the current value of the company’s obligation under its proposed asbestos settlement. Net income also includes an aftertax gain of $3 million, or 2 cents per share, on the divestiture of the automotive glass and services business. Adjusted net income was $759 million, or $4.59 per share, as detailed below.

For all of 2007, sales were $12.2 billion. Net income was $834 million, or $5.03 per share, and was comprised of net income from continuing operations of $856 million, or $5.16 per share, and a loss from discontinued operations, net of tax, of $22 million, or 13 cents per share. Reported net income from continuing operations includes aftertax charges of $4 million, or 3 cents per share, representing acquisition-related costs; $11 million, or 6 cents per share, related to the initial non-cash curtailment losses on certain defined benefit plans of the automotive glass and services business; and $15 million, or 9 cents per share, for the proposed asbestos settlement. The reported loss from discontinued operations includes an aftertax charge of $19 million, or 11 cents per share, representing the loss on divestiture of the fine chemicals business. Adjusted net income from continuing operations was $886 million, or $5.34 per share.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will hold a conference call to review its fourth quarter financial performance today, Friday, Jan. 16, at 10 a.m. ET. Charles E. Bunch, chairman and chief executive officer, and William H. Hernandez, senior vice president, finance, and chief financial officer, will provide commentary and host questions and answers. The dial-in numbers are: in the United States 866-713-8395; international 617-597-5309; passcode 88230946. The conference call will also be available in listen-only mode via Internet broadcast from PPG’s Investor Center at www.ppg.com (Windows Media Player).

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

Discontinued Operations

PPG continues to classify the 2007 results of the fine chemicals business as discontinued operations in accordance with U.S. generally accepted accounting principles (GAAP). The sale of the fine chemicals business was completed in the fourth quarter 2007.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per share adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per share adjusted for these items are not recognized financial measures determined in accordance with U.S. GAAP and should not be considered a substitute for net income or earnings per share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the full year 2008 and 2007:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

	Continuing		Discontinued		Total
	$	EPS	$	EPS	$	EPS
Full Year—2008
Net Income as Reported	$538	$3.25	—	—	$538	$3.25
Business Restructuring Charge	110	0.67	—	—	110	0.67
Acquisition-Related Costs	89	0.54	—	—	89	0.54
Depreciation Catch-Up Charge	11	0.07	—	—	11	0.07
Divestiture-Related Benefit Costs	12	0.07	—	—	12	0.07
Net Charge for Asbestos Settlement	2	0.01	—	—	2	0.01
Gain on Divestiture of Automotive Glass and Services Business	(3)	(0.02)	—	—	(3)	(0.02)

Adjusted Net Income	$759	$4.59	—	—	$759	$4.59

	Continuing		Discontinued		Total
	$	EPS	$	EPS	$	EPS
Full Year—2007
Net Income as Reported	$856	$5.16	$(22)	$(0.13)	$834	$5.03
Acquisition-Related Costs	4	0.03	—	—	4	0.03
Glass Pension Curtailment Losses	11	0.06	—	—	11	0.06
Fine Chemicals Divestiture Charge	—	—	19	0.11	19	0.11
Net Charge for Asbestos Settlement	15	0.09	—	—	15	0.09

Adjusted Net Income	$886	$5.34	$(3)	$(0.02)	$883	$5.32

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Dec. 31		Year Ended Dec. 31
	2008	2007	2008	2007
Net sales	$3,188	$3,104	$15,849	$12,220
Cost of sales, exclusive of depreciation and amortization (Note A)	2,029	2,017	10,155	7,828
Selling and other	857	706	3,883	2,658
Depreciation	88	82	428	345
Interest expense	61	26	254	93
Amortization	30	14	135	58
Asbestos settlement—net	(5)	2	4	24
Business restructuring	—	—	163	—
Other—net (Note B)	—	(48)	(81)	(101)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	128	305	908	1,315
Income tax expense	46	87	284	383
Minority interest	11	17	86	76

INCOME FROM CONTINUING OPERATIONS (Notes A & B)	71	201	538	856
Income from discontinued operations, net of tax (Note C)	—	(1)	—	(22)

NET INCOME	$71	$200	$538	$834

Earnings per common share
Income from continuing operations (Notes A & B)	$0.43	$1.22	$3.27	$5.20
Income from discontinued operations (Note C)	$—	$—	$—	$(0.13)

NET INCOME	$0.43	$1.22	$3.27	$5.07

Earnings per common share—assuming dilution
Income from continuing operations (Notes A & B)	$0.43	$1.21	$3.25	$5.16
Income from discontinued operations (Note C)	$—	$—	$—	$(0.13)

NET INCOME	$0.43	$1.21	$3.25	$5.03

Average shares outstanding	164.7	164.3	164.6	164.5

Average shares outstanding—assuming dilution	165.5	166.0	165.4	165.9

Note A:

The year ended Dec. 31, 2008, includes a pretax expense of $94 million ($66 million aftertax, or 40 cents per share) for the flow-through cost of sales of the step up to fair value of inventory related to the SigmaKalon acquisition. The year ended Dec. 31, 2007, includes pretax expense of $6 million ($4 million aftertax, or 3 cents per share) for the flow-through cost of sales of the step up to fair value of inventory related to the Barloworld Coatings Australia acquisition.

Note B:

The reduction in Other—net for the three months and year ended Dec. 31, 2008, is largely due to lower equity earnings and the absence of gains in 2008 from certain 2007 asset sales. The year ended Dec. 31, 2008 also includes a pretax gain of $15 million ($3 million aftertax, or 2 cents per share) on the divestiture of the automotive glass and services business, a pretax charge of $23 million ($23 million aftertax, or 14 cents per share) for the write-off of in-process research and development related to the SigmaKalon acquisition and higher royalty and interest income.

Note C:

Discontinued operations includes the results of operations of the fine chemicals business and the loss on its sale in the fourth quarter 2007.

BALANCE SHEET HIGHLIGHTS (unaudited)

	Dec. 31 2008	Dec. 31 2007
	(millions)
Current assets:
Cash and cash equivalents	$1,015	$526
Cash held in escrow (Note A)	24	1,706
Receivables—net (Note B)	2,808	2,522
Inventories (Note B)	1,701	1,532
Other (Note B)	793	655

Total current assets	$6,341	$6,941

Current liabilities:
Short-term debt and current portion of long-term debt (Note A)	$903	$1,819
Asbestos settlement	592	593
Accounts payable and accrued liabilities (Note B)	2,807	2,220

Total current liabilities	$4,302	$4,632

Long-term debt (Note C)	$3,009	$1,201

Note A:

Includes $1,673 million that was borrowed late in the fourth quarter 2007 to finance the SigmaKalon acquisition, held in escrow at Dec. 31, 2007, and released from escrow when the transaction closed Jan. 2, 2008.

Note B:

Receivables—net, inventories and other current assets less accounts payable and accrued liabilities acquired as part of SigmaKalon on Jan. 2, 2008, totaled $539 million.

Note C:

Long-term debt at Dec. 31, 2008, has increased due to the SigmaKalon acquisition. PPG assumed debt of $1,517 million related to the acquisition.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Dec. 31		Year Ended Dec. 31
	2008	2007	2008	2007
	(millions)
Net sales
Performance Coatings	$1,104	$1,019	$4,716	$3,811
Industrial Coatings	767	933	3,999	3,646
Architectural Coatings EMEA	414	—	2,249	—
Optical and Specialty Materials	239	243	1,134	1,029
Commodity Chemicals	419	388	1,837	1,539
Glass (Note A)	245	521	1,914	2,195

TOTAL	$3,188	$3,104	$15,849	$12,220

Segment income
Performance Coatings	$143	$143	$582	$563
Industrial Coatings	(40)	77	212	370
Architectural Coatings EMEA	—	—	141	—
Optical and Specialty Materials	33	46	244	235
Commodity Chemicals	88	53	340	243
Glass (Note A)	(7)	33	70	138

TOTAL	217	352	1,589	1,549
Legacy items (Note B)	(17)	—	(28)	(13)
Business restructuring (Note C)	—	—	(163)	—
Gain on automotive glass and services divestiture	—	—	15	—
Acquisition-related costs (Note D)	—	(3)	(117)	(9)
Depreciation catch-up charge (Note E)	—	—	(17)	—
Divestiture-related benefit costs (Note F)	—	—	(19)	(17)
Asbestos settlement—net	5	(2)	(4)	(24)
Interest expense, net of interest income (Note G)	(51)	(15)	(227)	(73)
Unallocated stock-based compensation (Note H)	(6)	(15)	(33)	(46)
Other unallocated corporate expense	(20)	(12)	(88)	(52)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$128	$305	$908	$1,315

Note A:

Glass net sales and segment income include the results of the automotive glass and services business through Sept. 30, 2008.

Note B:

Legacy items include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges that are considered to be unusual or non-recurring. Legacy items also include equity earnings (loss) from PPG's 40-percent investment in the former automotive glass and services business for the three months ended Dec. 31, 2008.

Note C:

In the year ended Dec. 31, 2008, business restructuring includes charges of $42 million for the Performance Coatings segment, $53 million for the Industrial Coatings segment, $13 million for the Commodity Chemicals segment, and $55 million for the Glass segment. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note D:

The 2008 amount represents costs related to the SigmaKalon acquisition. In the first quarter 2008, these costs included $94 million of the flow-through cost of sales of the step up to fair value of acquired inventory and $23 million for the write-off of in-process research and development. For the year ended Dec. 31, 2007, these costs were related to the flow-through cost of sales of the step up to fair value of acquired inventory related to the inventory acquired in the Barloworld Coatings Australia transaction. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note E:

Represents the catch-up of depreciation expense, which was suspended when the automotive glass and services business was classified as a discontinued operation in September 2007.

Note F:

This represents the impact of benefit changes including curtailments and accelerated vesting negotiated as part of the divestiture of the automotive glass and services business.

Note G:

The increase in Interest expense, net of interest income, for the three months and the year ended Dec. 31, 2008, as compared to the three months and the year ended Dec. 31, 2007, is due primarily to increased interest costs related to the financing of the SigmaKalon acquisition.

Note H:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants that are not allocated to the operating segments.